FOR:	International Speedway Corporation
CONTACT:	Wes Harris Senior Director, Corporate and Investor Communications (386) 947-6465

FOR IMMEDIATE RELEASE

INTERNATIONAL SPEEDWAY REPORTS RECORD REVENUES
FOR THE 2007 FOURTH QUARTER AND FULL YEAR

DAYTONA BEACH, Fla. – January 24, 2008 – International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today reported results for the fourth quarter and full year ended November 30, 2007.

“We are pleased to report record revenues for the 2007 fourth quarter and full year,” said ISC President Lesa France Kennedy. “While the consolidation of results from events at Chicagoland Speedway and Route 66 Raceway was an important driver of top-line growth, we also benefited from higher corporate partner spending for sponsorship, hospitality and advertising for our comparable events during the full year. In addition, we enjoyed solid overall consumer demand during 2007, despite a challenging economic backdrop.”

Fourth Quarter Comparison

Total revenues for the fourth quarter of 2007 increased slightly to $253.5 million. Operating income was $92.7 million during the 2007 fourth quarter compared to $16.7 million in the fourth quarter of fiscal 2006.

Year-over-year comparability was impacted by:

•	A 2006 fourth quarter pre-tax, non-cash charge of $87.1 million, or $1.04 per diluted share after tax, for the impairment of long-lived assets. These impairments were substantially related to the Company’s decision to discontinue its speedway development project on Staten Island. The fourth quarter of 2007 includes impairment charges of $3.9 million, or $0.05 per diluted share after tax, for costs associated with the fill removal process on the Staten Island property and the impairment of certain other long-lived assets.

•	Lower television broadcast rights fees from NASCAR’s consolidated contracts that began in 2007.

•

The February 2007 acquisition of the remaining 62.5 percent interest of Raceway Associates LLC (owner and operator of Chicagoland Speedway and Route 66 Raceway).

•	A 2007 fourth quarter recognition of a deferred income tax credit of $1.6 million, or $0.03 per diluted share after tax, attributable to a revision to the recently enacted income-based tax system in the State of Michigan. In accordance with the enacted legislation, the credit was equal to the deferred income tax liability recognized in ISC’s 2007 third quarter results.

•	Accelerated depreciation of $0.5 million, or $0.01 per diluted share after tax, in the fourth quarter of 2007 associated with the Company’s previously announced Daytona Live! project.

•	The 2007 fourth quarter impairment of Motorsports Authentics’ (“MA”) goodwill and intangible assets as of November 30, 2007. ISC’s 50 percent portion was $34.8 million, or $0.65 per diluted share after tax, and is included in ISC’s equity investment losses.

Net income for the 2007 fourth quarter was $22.5 million, or $0.43 per diluted share, compared to net income of $7.8 million, or $0.15 per diluted share, in the prior year. Excluding the aforementioned impairment charges, deferred income tax expense reversal, accelerated depreciation, and impairment charge at MA, non-GAAP (defined below) net income for the 2007 fourth quarter was $57.6 million, or $1.11 per diluted share. Non-GAAP net income for the fourth quarter of 2006 was $63.3 million, or $1.19 per diluted share.

Full Year Comparison

For the twelve months ended November 30, 2007, total revenues increased to $816.6 million from $798.4 million in 2006. Operating income for the twelve months ended November 30, 2007, was $241.7 million compared to $199.2 million in the prior year.

Year-over-year comparability was impacted by:

•	The previously discussed 2006 fourth quarter pre-tax, non-cash charge of $87.1 million, or $1.04 per diluted share after tax, for the impairment of long-lived assets. Full year results for 2007 include impairment charges of $13.1 million, or $0.16 per diluted share after tax, primarily attributable to ISC’s previously announced decision to discontinue speedway development efforts in Kitsap County, Washington, and costs for fill removal on the Company’s Staten Island property.

•	The aforementioned decrease in NASCAR television rights fees.

•	The previously discussed acquisition and consolidation of Raceway Associates LLC.

•

Accelerated depreciation of $14.7 million, or $0.17 per diluted share after tax, for certain office and related buildings in Daytona Beach, which was substantially related to the Company’s Daytona Live! project.

•	Motorsports Authentics’ previously discussed impairment charge and the write-down of certain inventory and related assets in 2007. ISC’s 50 percent portion was $47.2 million, or $0.88 per diluted share after tax, and is included in ISC’s equity investment losses.

Net income was $86.2 million, or $1.64 per diluted share, for fiscal 2007. Net income for fiscal 2006 was $116.8 million, or $2.19 per diluted share. Excluding the aforementioned impairment charges, accelerated depreciation, and impairment and inventory-related charges at MA, non-GAAP (defined below) net income for fiscal 2007 was $150.0 million, or $2.85 per diluted share. Non-GAAP net income for fiscal 2006 was $172.4 million, or $3.24 per diluted share.

GAAP to Non-GAAP Reconciliation

The following financial information is presented below using other than generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data, net of taxes.

The 2006 adjustment relates to the impairment of long-lived assets as a result of the Company’s decision to discontinue its speedway development project on Staten Island.

The net adjustments for 2007 relate to:

•	Accelerated depreciation for certain office and related buildings in Daytona Beach;

•	The impairment of long-lived assets primarily related to the Company’s decision to discontinue development efforts in Kitsap County, Washington, and costs related to fill removal on ISC’s Staten Island property; and

•	The impairment of goodwill and intangible assets, and write-down of certain inventory and related assets by Motorsports Authentics.

The Company believes such non-GAAP information is useful and meaningful to investors, and is used by investors and ISC to assess core operations.

This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP.

                                                                                          (In Thousands, Except Per Share Amounts)

                                                                                                        (Unaudited)

                                                                         Three Months Ended                                       Twelve Months Ended

                                                                11/30/2006              11/30/2007                         11/30/2006             11/30/2007
                                                           --------------------   -----------------------             --------------------   --------------------

    Net income                                             $                      $                                   $                      $
                                                           7,792                  22,475                              16,804                 86,201

Net loss, net of tax, from:

                     Discontinued operations                                 30                        34                              176                     90
                                                           --------------------   -----------------------             --------------------   --------------------

Income from continuing operations                                         7,822                    22,509                          116,980                 86,291

Adjustments, net of tax:

                     Additional depreciation                                  -                       319                                -                  9,009

                     Impairment of long-lived assets                     55,441                     2,455                           55,441                  8,390

                     Michigan income tax                                      -                   (1,595)                                -                      -

                     MA impairment and inventory-related

                     write-down of equity investment                          -                    33,913                                -                 46,327

Non-GAAP net income                                        $                      $                                   $                      $
                                                           63,263                 57,601                              172,421                150,017
                                                           ====================   =======================             ====================   ====================

Per share data:

Diluted earnings per share                                 $                      $                                   $                      $
                                                            0.15                  0.43                                 2.19                     1.64

Net loss, net of tax, from:

                     Discontinued operations               -                      -                                   0.01                   -
                                                           -                      -                                   ----                   -

Income from continuing operations                          0.15                   0.43                                2.20                   1.64

Adjustments, net of tax:

                     Additional depreciation               -                      0.01                                -                      0.17

                     Impairment of long-lived assets       1.04                   0.05                                1.04                   0.16

                     Michigan income tax                   -                                       (0.03)             -                      -

                     MA impairment and inventory-related

                     write-down of equity investment       -                      0.65                                -                      0.88
                                                           -                      ----                                -                      ----

Non-GAAP diluted earnings per share                        $                      $                                   $                      $
                                                            1.19                  1.11                                 3.24                     2.85
                                                           ====================   =======================             ====================   ====================

2007	Fourth Quarter Highlights

An overview of the significant major event weekends held in the fourth quarter of 2007 includes:

•	California Speedway hosted NASCAR NEXTEL Cup and NASCAR Busch series events on Labor Day weekend. Despite very exciting racing, the weekend posted less than anticipated results primarily due to inclement weather. The region experienced an intense heat wave with temperatures of 100 degrees and higher during the week leading up to the races, including a record 113 degrees on the day of the Cup race.

•	Richmond International Raceway hosted a weekend of exciting NEXTEL Cup and Busch series racing, anchored by the Chevy Rock and Roll 400. The facility posted its 32nd consecutive NEXTEL Cup sellout, including a net additional 5,000 grandstand seats for 2007. Also, attendance for the Emerson Radio 250 Busch race posted more than an eight percent increase over the prior year.

•	Chicagoland Speedway hosted an exciting season finale weekend for the IRL IndyCar Series, and Kansas Speedway recorded sold-out attendance for both its NEXTEL Cup and Busch events, despite a rain-shortened NEXTEL Cup LifeLock 400.

•	The on-track competition for Talladega Superspeedway’s NASCAR and ARCA race weekend was outstanding, and was highlighted by Jeff Gordon’s thrilling move on the final lap to pass Jimmie Johnson and win the NEXTEL Cup UAW-Ford 500. Despite the exciting racing action, attendance-related results for the weekend were lower than the prior year due to certain unique factors for the 2006 race weekend, including the debut of the new racing surface, the track’s inaugural NASCAR Craftsman Truck event, and the significant national promotion for the 2006 release of the hit movie “Talladega Nights.”

•	Martinsville Speedway hosted a successful NASCAR Craftsman Truck and NEXTEL Cup weekend, highlighted by Jimmie Johnson’s third consecutive victory at the historic half-mile facility.

•	Phoenix International Raceway hosted an exciting NASCAR triple-header weekend, featuring a sold-out crowd for the NEXTEL Cup Checker Auto Parts 500.

•	Homestead-Miami Speedway closed out the 2007 racing season with a very successful NASCAR Ford Championship weekend. A capacity crowd was on-hand to witness Jimmie Johnson capture his second consecutive Cup series championship. The Ford Championship weekend is one of the most sought after and premier weekends in all of major sports, and Homestead-Miami is continuing to work closely with Ford, NASCAR, and the facility’s other marketing partners to elevate awareness for NASCAR’s national touring series’ finale weekend.

Corporate partner spending remains strong for ISC, and the Company sold its entire 2007 inventory of NEXTEL Cup and Busch series race entitlements. In addition, ISC continues to secure marketing partnerships with companies attracted to the brand loyalty of NASCAR fans and ISC’s unique portfolio of premier events in key markets across the country. Contributing to the Company’s 2007 full year results were several multi-year official status relationships with a significant number of well-known brands, including Bank of America, DeWalt, Gatorade, Home Depot, Office Depot, Sprint, Texas Instruments, and UPS, to name a few.

External Growth Initiatives

ISC is making important progress on Daytona Live!, a mixed-use entertainment destination development the Company is pursuing in a 50/50 joint venture with The Cordish Company (“Cordish”). The project recently received zoning approval from the local government in the form of a Planned Master Development. While there are permitting and local project analyses to complete, community support has been strong and construction is slated to begin later this year.

In April 2007, the Kansas State Legislature authorized four land-based casino licenses, including one for Wyandotte County. Kansas Speedway and Cordish have submitted a joint venture proposal to the Unified Government of Kansas City and Wyandotte County to develop a casino, hotel and retail entertainment project on property adjacent to Kansas Speedway. The initial development is expected to be branded as a Hard Rock Hotel & Casino.

In December, the Unified Government endorsed the proposal and certain others to the Kansas Lottery Commission for further consideration. The Kansas Lottery Commission is evaluating the proposals and will recommend one or more to the Kansas Gaming Commission, which has final approval in selecting the company to manage the casino.  By statute, the timeline for the process should take between 150 and 270 days, with an outside selection date of October 2008.

On Staten Island, ISC is continuing with its site remediation efforts and is in discussions with interested buyers for the 676 acre parcel. The Company looks forward to securing an agreement in the coming months.

Dismissal of Litigation

In January 2008, the United States District Court (the “Court”) in Kentucky dismissed, in its entirety, the civil anti-trust action brought by Kentucky Speedway LLC against ISC and NASCAR. From the beginning, the Company has said the case was without legal or factual merit, and the ruling reaffirms the validity of a business model that has significantly benefited the sport’s fans and the industry as a whole. Kentucky Speedway has appealed the Court’s ruling. While the appeals process could take more than a year to complete, ISC is confident in its ultimate success.

Share Repurchase Program

In the 2007 fourth quarter, the Company purchased approximately 646,000 shares of its Class A Common Stock for $30.0 million, bringing the total number of shares purchased to over 1.6 million since the program was initiated in December 2006 through November 30, 2007. As of November 30, there was $69.0 million in remaining capacity on ISC’s current $150 million authorization.

ISC is evaluating options for a more aggressive share repurchase program during fiscal 2008, which would require the authorization of additional funds by the Company’s Board of Directors. ISC believes its capital allocation strategy reflects a balanced approach that will enhance shareholder value and further position the Company for long-term success.

Outlook

ISC reiterates its 2008 total revenue guidance range of $805 million to $825 million. In addition, the Company is maintaining its fiscal 2008 earnings guidance range of $3.05 to $3.15 per diluted share. ISC is currently more comfortable at the lower end of the earnings range.

“We are extremely pleased with the Court’s decision to dismiss the case in Kentucky and look forward to focusing all of our attention on the 2008 race season,” Ms. France Kennedy continued. “NASCAR’s entitlement changes to the Sprint Cup and the Nationwide series are driving increased awareness for the sport, and the full-time introduction of the Car of Tomorrow in the Sprint Cup series should result in more exciting, side-by-side competition that is a hallmark of NASCAR racing. Looking specifically at ISC, DIRECTTV Speedweeks at Daytona is shaping up nicely, and the very strong level of corporate and consumer demand for the 50th running of the Daytona 500 bodes well for our first quarter results.”

Ms. France Kennedy concluded, “We remain focused on providing a premium experience for our fans and delivering a strong return for marketing partners who continue to invest heavily in the sport. And, while we are closely monitoring consumer spending and broader macro-economic factors, it is important to note that our business model is one that provides substantial earnings and cash flow visibility, as a significant portion of our earnings are associated with multi-year contracts with staggered maturities. For example, approximately 75 percent of our earnings per diluted share guidance for fiscal 2008 is associated with NASCAR’s domestic television broadcast and ancillary media rights. Visibility becomes substantially higher when you layer in advance sales for tickets, sponsorship, advertising, hospitality and other revenues already under agreement for 2008. As a result, we remain positive on the outlook of our business and the opportunity to build long-term value for our shareholders.”

Conference Call Details

The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (888) 694-4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 9494769. A live Webcast will also be available at that time on the Company’s Web site, www.iscmotorsports.com, under the “Investor Relations” section.

A replay will be available one hour after the end of the call through midnight Thursday, January 31, 2008. To access, dial toll free (800) 642-1687 and enter the code 9494769, or visit the “Investor Relations” section of the Company’s Web site.

International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation’s major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the Daytona 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; California SpeedwaySM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York. In addition, ISC is a limited partner with Group Motorisé International in the organization and promotion of certain events at Circuit Gilles Villeneuve in Montreal, Canada.

The Company also owns and operates MRN® Radio, the nation’s largest independent sports radio network; the Daytona 500 ExperienceSM, the “Ultimate Motorsports Attraction” in Daytona Beach, Florida, the official attraction of NASCAR®; and Americrown Service Corporation, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise. In addition, ISC has an indirect 50 percent interest in a business called Motorsports Authentics®, which markets and distributes motorsports-related merchandise licensed by certain competitors in NASCAR racing. For more information, visit the Company’s Web site at www.iscmotorsports.com.

Statements made in this release that express the Company’s or management’s beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those contained in or implied by such forward-looking statements. The Company’s results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

}	Consolidated Statements of Operations
}	(In Thousands, Except Per Share Amounts)
	Three Months Ended					Twelve Months Ended
	11/30/2006		11/30/2007			11/30/2006		11/30/2007
	(Unaudited)
REVENUES:

				$		$		$
Admissions, net			$73,533		78,167		235,251		253,685

Motorsports related			149,307		143,709		466,095		467,804

Food, beverage and merchandise			27,853		27,135		87,288		84,163

Other			2,766		4,531		9,735		10,911

			253,459		253,542		798,369		816,563
—

EXPENSES:

Direct expenses:

Prize and point fund monies and NASCAR sanction fees			51,781		49,970		151,203		151,311

Motorsports related			39,559		45,836		144,445		162,722

Food, beverage and merchandise			16,141		14,984		53,141		48,490

General and administrative			26,908		28,855		106,497		118,982

Depreciation and amortization			15,268		17,232		56,833		80,205

Impairment of long-lived assets			87,084		3,926		87,084		13,110

			236,741		160,803		599,203		574,820
—
Operating income			16,718		92,739		199,166		241,743

Interest income			1,928		1,291		5,312		4,990

Interest expense			(2,736)		(3,847)		(12,349)		(15,628)

Equity in net (loss) income from equity investments			(450)		(36,391)		318		(58,147)

Income from continuing operations before income taxes			15,460		53,792		192,447		172,958

Income taxes			7,638		31,283		75,467		86,667

Income from continuing operations			7,822		22,509		116,980		86,291

Loss from discontinued operations, net of income tax benefits

of $60 and $41, and $268 and $166, respectively			(30)		(34)		(176)		(90)

				$		$		$
Net income			$7,792		22,475		116,804		86,201

Basic earnings per share:

				$		$		$
Income from continuing operations			$0.15		0.43		2.20		1.64

Loss from discontinued operations			—		—		—		—

				$		$		$
Net income			$0.15		0.43		2.20		1.64

Diluted earnings per share:

				$		$		$
Income from continuing operations			$0.15		0.43		2.20		1.64

Loss from discontinued operations			—		—		(0.01)		—

				$		$		$
Net income			$0.15		0.43		2.19		1.64

	$			$		$		$
Dividends per share		—			—		0.08		0.10

Basic weighted average shares outstanding			53,178,043		51,853,828		53,166,458		52,557,550

Diluted weighted average shares outstanding			53,293,850		51,959,612		53,270,623		52,669,934

Consolidated Balance Sheets
(In Thousands)
	November 30,
	2006		2007

ASSETS

Current Assets:

	$		$
Cash and cash equivalents		59,681		57,316

Short-term investments		78,000		39,250

Receivables, less allowance of $1,000 in 2006 and $1,200 in 2007		52,699		46,860

Inventories		3,976		4,508

Deferred income taxes		995		1,345

Prepaid expenses and other current assets		8,251		10,547

Total Current Assets		203,602		159,826

Property and Equipment, net		1,157,313		1,303,178

Other Assets:

Equity investments		175,915		76,839

Intangible assets, net		149,314		178,984

Goodwill		99,507		118,791

Deposits with Internal Revenue Service		110,813		117,936

Other		25,595		26,563

		561,144		519,113

	$		$
Total Assets		1,922,059		1,982,117

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:

	$
			$
Current portion of long-term debt		770		2,538

Accounts payable		29,577		37,508

Deferred income		124,254		128,631

Income taxes payable		22,477		22,179

Other current liabilities		19,226		21,447

Total Current Liabilities		196,304		212,303

Long-Term Debt		367,324		375,009

Deferred Income Taxes		191,642		214,109

Long-Term Deferred Income		10,808		15,531

Other Long-Term Liabilities		866		6,077

Commitments and Contingencies		—		—

Shareholders’ Equity:

Class A Common Stock, $.01 par value, 80,000,000 shares authorized;

31,078,307 and 30,010,422 issued and outstanding in 2006 and 2007, respectively		311		300

Class B Common Stock, $.01 par value, 40,000,000 shares authorized;

22,100,263 and 21,593,025 issued and outstanding in 2006 and 2007, respectively		221		216

Additional paid-in capital		698,396		621,528

Retained earnings		456,187		537,044

Total Shareholders’ Equity		1,155,115		1,159,088

	$		$
Total Liabilities and Shareholders’ Equity		1,922,059		1,982,117

Consolidated Statements of Cash Flows
(In Thousands)
	Year Ended November 30,
—
	2006	2007

OPERATING ACTIVITIES

Net income	$116,804	$86,201

Adjustments to reconcile net income to net cash provided by

operating activities:

Depreciation and amortization	56,833	80,205

Stock-based compensation	2,700	4,046

Amortization of financing costs	538	517

Deferred income taxes	(4,178)	23,374

(Income) loss from equity investments	(318)	58,147

Impairment of long-lived assets	87,084	8,170

Excess tax benefits relating to stock-based compensation	(185)	(170)

Other, net	23	154

Changes in operating assets and liabilities:

Receivables, net	(7,142)	7,525

Inventories, prepaid expenses and other assets	336	(2,142)

Deposits with Internal Revenue Service	(13,900)	(7,123)

Accounts payable and other liabilities	345	5,045

Deferred income	(150)	(5,712)

Income taxes	2,607	(121)

Net cash provided by operating activities	241,397	258,116

INVESTING ACTIVITIES

Capital expenditures	(110,374)	(96,060)

Acquisition of business, net of cash acquired	—	(87,111)

Purchase of equity investments	(124,565)	—

Proceeds from short-term investments	80,855	105,320

Purchases of short-term investments	(150,655)	(66,570)

Proceeds from affiliate	128	67

Advance to affiliate	(3,000)	(200)

Other, net	496	264

Net cash used in investing activities	(307,115)	(144,290)

FINANCING ACTIVITIES

Proceeds under credit facility	80,000	65,000

Payments under credit facility	(80,000)	(65,000)

Payment of long-term debt	(635)	(29,910)

Deferred financing fees	(368)	—

Cash dividends paid	(4,270)	(5,292)

Reacquisition of previously issued common stock	(460)	(81,516)

Exercise of Class A common stock options	189	357

Excess tax benefits relating to stock-based compensation	185	170

Net cash used in financing activities	(5,359)	(116,191)

Net decrease in cash and cash equivalents	(71,077)	(2,365)

Cash and cash equivalents at beginning of period	130,758	59,681

Cash and cash equivalents at end of period	$59,681	$57,316

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